Exhibit 99.2
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Third Quarter 2010
Financial Results
- Also Announces Acquisition of Leading Remote Control Company
Under Separate Release Issued Today -
CYPRESS, CA — November 4, 2010 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the third quarter ended September 30, 2010.
“We are pleased to report our third quarter results were generally in line with our expectations,” stated Paul Arling, UEI’s Chairman and CEO. “Our business faced some headwinds in the developed markets, most specifically in North American consumer electronics, but fared particularly well in developing economies. Looking forward, we couldn’t be more excited about the future of our company, due in large part to the acquisition of Enson Assets Limited, including its subsidiaries C.G. Development Limited and C.G. Technology Limited, which we also announced this afternoon.”
Arling added, “We expect this acquisition to place us squarely in the lead as the provider of wireless control devices into the consumer electronics market. Additionally, this acquisition significantly expands our product range, which will enable us to further penetrate the growing Asian and Latin American subscription broadcast markets. Further, we have over six years of experience working with the C.G. companies and know them well. They have consistently been a top supplier to UEI, due to its top-notch management team and experienced engineering group, whom we welcome to the UEI team.”
Financial Results for the Quarter Ended September 30: 2010 Compared to 2009
•	Net sales were $79.0 million, compared to $83.2 million.
▪	Business Category revenue was $66.2 million, compared to $67.0 million. The Business Category contributed 84% of total net sales, compared to 81%.

▪	Consumer Category revenue was $12.8 million, compared to $16.2 million. The Consumer Category contributed 16% of total net sales, compared to 19%.
•	Gross margins were 32.6%, compared to 31.3%.

•	Total operating expenses were $19.2 million, compared to $19.4 million.

•	Operating income was $6.6 million, compared to $6.6 million.

•	Interest expense was $1,000, compared to interest income of $110,000.

•	Net income was $4.7 million, or $0.34 per diluted share, compared to $4.2 million, or $0.30 per diluted share.

•	At September 30, 2010, cash and cash equivalents was $73.0 million.

Bryan Hackworth, UEI’s CFO, said: “While third quarter 2010 sales were down slightly relative to the third quarter of 2009, we improved gross margins to 32.6% of sales and lowered our operating expenses. As a result, we delivered operating margin improvement, increasing from 8.0% in the third quarter of 2009 to 8.3% in the third quarter of 2010.”
Nine-month Period Ended September 30: 2010 Compared to 2009
•	Net sales were $229.3 million, compared to $232.6 million.

•	Gross margins were 32.8%, compared to 31.4%.

•	Total operating expenses were $58.6 million, compared to $59.1 million.

•	Net income was $11.3 million, or $0.81 per diluted share, compared to $8.8 million, or $0.63 per diluted share.
Financial Outlook
Today, it is expected the C.G. companies will add at least $140 million in annual revenue, primarily in the OEM channel, to UEI’s business in 2011, and at least $20 million in operating income. The acquisition is expected to decrease the consolidated gross margin percentage by approximately 2 percentage points; however, the consolidated operating margin percentage is expected to increase by 2 percentage points. Overall, the acquisition is expected to result in at least $1.00 in EPS accretion in 2011. The company expects to provide greater detail to its overall forecast when it discloses its fourth quarter 2010 results in February 2011.
Including the C.G. acquisition in the forecast and based on historical results, fourth quarter of 2010 net sales are expected to range between $102.0 million and $108.0 million, compared to $84.9 million contributed from UEI in the fourth quarter of 2009 and approximately $13.9 million in sales from C.G. for the comparable period corresponding to the acquisition. The comparable period for C.G. is defined as sales from November 4th to December 31st, net of sales to UEI.
The company anticipates gross margins for the fourth quarter of 2010 to be approximately 31.0% of sales, plus or minus one point. For the fourth quarter of 2010, operating expenses are expected to range from $23.6 million to $24.4 million, including approximately $1 million expenses related to the acquisition. Earnings per diluted share for the fourth quarter of 2010 are expected to range from $0.43 to $0.49. Earnings per diluted share were $0.42 in the fourth quarter of 2009.
Full year 2010 net sales including the C.G. acquisition are expected to range between $331.3 million and $337.3 million, compared to $317.6 million from UEI in 2009 and approximately $13.9 million from C.G. for the aforementioned comparable period. Earnings per diluted share for 2010 are expected to range from $1.24 to $1.30. Earnings per diluted share were $1.05 in 2009.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, November 4, 2010 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its third quarter 2010 earnings results, review the quarterly activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 18361101. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 18361101.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our website at www.uei.com.
About Enson Assets Limited
Enson Assets Limited, through its wholly-owned subsidiaries C.G. Development Limited and C.G. Technology Limited is principally engaged in the design, development, manufacture and sale of remote control units. The manufacturing business commenced with the establishment of the Panyu Plant in 1992. C.G. is a global market leader in the manufacturing of remote control units with a renowned global customer base, which is comprised of industry leading brands of home appliance and consumer electronics companies.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the ability of the Company to successfully integrate the operations of Enson and its subsidiaries into our operations, the failure of Enson to perform in accordance with our expectations; the continued development of innovative control solutions and technologies that are accepted by our customers and consumers; the continued leveraging of the Company’s fixed cost structure resulting in increased profitability and cash flow; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
— Tables Follow —

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	September	December
	30,	31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$23,447	$29,016
Term deposit	49,536	49,246
Accounts receivable, net	57,990	64,392
Inventories, net	44,615	40,947
Prepaid expenses and other current assets	1,594	2,423
Income tax receivable	480	—
Deferred income taxes	2,938	3,016

Total current assets	180,600	189,040
Equipment, furniture and fixtures, net	10,913	9,990
Goodwill	13,609	13,724
Intangible assets, net	11,323	11,572
Other assets	757	1,144
Deferred income taxes	7,853	7,837

Total assets	$225,055	$233,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,969	$39,514
Accrued sales discounts, rebates and royalties	6,692	6,028
Accrued income taxes	—	3,254
Accrued compensation	5,650	4,619
Other accrued expenses	6,088	8,539

Total current liabilities	49,399	61,954
Long-term liabilities:
Deferred income taxes	159	153
Income tax payable	1,348	1,348
Other long-term liabilities	78	122

Total liabilities	50,984	63,577

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 19,270,607 and 19,140,232 shares issued on September 30, 2010 and December 31, 2009, respectively	193	191
Paid-in capital	133,078	128,913
Accumulated other comprehensive (loss) income	(168)	1,463
Retained earnings	130,304	118,989

	263,407	249,556

Less cost of common stock in treasury, 5,921,136 and 5,449,962 shares on September 30, 2010 and December 31, 2009, respectively	(89,336)	(79,826)

Total stockholders’ equity	174,071	169,730

Total liabilities and stockholders’ equity	$225,055	$233,307

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$79,007	$83,182	$229,275	$232,611
Cost of sales	53,289	57,112	154,068	159,609

Gross profit	25,718	26,070	75,207	73,002

Research and development expenses	2,687	2,251	7,944	6,411
Selling, general and administrative expenses	16,465	17,175	50,694	52,724

Operating income	6,566	6,644	16,569	13,867
Interest (expense) income, net	(1)	110	99	376
Other income (expense), net	40	25	62	(161)

Income before provision for income taxes	6,605	6,779	16,730	14,082
Provision for income taxes	(1,903)	(2,556)	(5,415)	(5,247)

Net income	$4,702	$4,223	$11,315	$8,835

Earnings per share:
Basic	$0.35	$0.31	$0.83	$0.65

Diluted	$0.34	$0.30	$0.81	$0.63

Shares used in computing earnings per share:
Basic	13,417	13,687	13,572	13,656

Diluted	13,671	14,008	13,897	13,940

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash provided by operating activities:
Net income	$11,315	$8,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,660	5,019
Provision for doubtful accounts	661	181
Provision for inventory write-downs	1,914	2,861
Deferred income taxes	17	(297)
Tax benefit from exercise of stock options	102	374
Excess tax benefit from stock-based compensation	(131)	(198)
Shares issued for employee benefit plan	375	530
Stock-based compensation	3,757	3,184

Changes in operating assets and liabilities:
Accounts receivable	4,508	4,474
Inventories	(6,069)	(1,931)
Prepaid expenses and other assets	1,158	883
Accounts payable and accrued expenses	(8,229)	(3,241)
Accrued income taxes	(3,407)	202

Net cash provided by operating activities	10,631	20,876

Cash used for investing activities:
Term deposit	(290)	(49,125)
Acquisition of equipment, furniture and fixtures	(4,449)	(4,142)
Acquisition of intangible assets	(1,061)	(988)
Acquisition of assets from Zilog, Inc.	—	(9,502)

Net cash used for investing activities	(5,800)	(63,757)

Cash used for financing activities:
Proceeds from stock options exercised	257	2,412
Treasury stock purchased	(9,835)	(5,242)
Excess tax benefit from stock-based compensation	131	198

Net cash used for financing activities	(9,447)	(2,632)

Effect of exchange rate changes on cash	(953)	374

Net decrease in cash and cash equivalents	(5,569)	(45,139)

Cash and cash equivalents at beginning of period	29,016	75,238

Cash and cash equivalents at end of period	$23,447	$30,099